Exhibit 99.1

Frontier Airlines, Inc. 4545 Airport Way Denver. Colorado 80239 FRONTIER Confidential Mr. H. McIntyre Gardner Chairman of the Board Mr. Edward M. Christie III President and Chief Executive Officer Spirit Airlines, Inc. 1731 Raruant Drive Dania Beach, FL 33004 January 7, 2025 Dear Mr. Gardner and Mr. Christie: On behalf of Frontier Group Holdings, Inc. ("Frontier"), we are pleased to submit our proposal (our "Proposal") to provide an alternative restructuring plan for the creditors and stockholders of Spirit Airlines, Inc. ("Spirit") including the combination of Spirit with Frontier. Our Proposal is structured to maximize value and execution certainty for Spirit and its creditors and stockholders, and we firmly believe it would result in a transaction that is more favorable to the Spirit creditors and stockholders than the one outlined in Spirit's current proposed Plan of Reorganization (the "Plan"). We believe our Proposal is capable of being consummated expeditiously in accordance with the terms described in this letter. All capitalized terms not defined in this Proposal are as defined in the Plan. Compelling Strategic Rationale - true, low - cost alternative to the Big Four We strongly believe that now is the time to form the country's first, at - scale, low - fare carrier by combining our two businesses. A Frontier/ Spirit combination will bring unmatched benefits: • • Stronger competitive position due to much needed scale: the combined Frontier/ Spirit will be better positioned for long - term viability as a more effective competitor in our existing and new markets. The combined company will be the fifth largest airline in the U.S., growing to 100 million passengers and over 400 aircraft within a few years. • Value proposition: by combining our operations, we will be able to improve our loyalty and frequent flyer programs and offer a diversified product - including premium options - and thereby create a stronger platform for accelerated, long - term growth. Additionally, the combination will allow more reliable service through operational efficiencies, inclurung ai rp ort infrastructure optimization, further enhancing the travel experience for our customers. Offering more low fares to more consumers: the combined business will greatly increase our presence in numerous major markets in the U.S. and offer significant network connections, creating thousands ofnew markets and enabling consumers to save billions compared to the prices charged by the Big Four. ..... _ ______________________ __ ೦ FLY FRONTIER .COM

FRONTIER

Frontier Airlines, Inc.
4545 Airport Way
Denver, Colorado 80239

Long-term Opportunity for Spirit Team Members

We value all members of Team Frontier and we look forward to integrating the Spirit Team into our family. By enjoying a faster growth trajectory and competing more effectively with the Big Four, the combined business will create more sustainable career opportunities than either business can achieve on its own.

Terms of Frontier Proposal

Our Proposal provides for the issuance of $400 million principal amount of debt by Frontier and 19.0% of Frontier's common equity (the "Proposal Consideration") at closing, to be distributed to the Holders of Senior Secured Notes, Convertible Notes, and Existing Interests in amounts that enhance recoveries to each of those groups relative to the Plan. As discussed in greater detail below, the aggregate value of the Proposal Consideration is no less than $2,162 million, before taking into account any synergies from the combination of Frontier and Spirit. We and our advisors would be pleased to discuss with you, in greater detail, potential means of allocating the Proposal Consideration consistent with those objectives.

Consistent with the Plan, our Proposal assumes the Consenting Creditors will complete a $350 million Rights Offering prior to the Effective Date and will utilize the proceeds to retire the DIP Financing upon emergence from Chapter 11, with any excess cash going to the combined company's balance sheet on the Effective Date.

Proposal Offers Superior Value for Spirit Stakeholders

Our Board of Directors has unanimously approved our Proposal and we are highly confident that our Proposal can be consummated on a timely basis. Using the assumptions detailed in the Plan, we believe our Proposal offers more value to Holders of the Senior Secured Notes, Convertible Notes, and Existing Interests than the Plan.

Prior to taking into account any synergies that could be created as a result of the transaction, these parties would receive $400 million principal amount of debt plus $1,762 million in equity under our Proposal compared to $840 million and $806 million under the Plan[1]. If we include synergies (as described below), the aggregate value to these stakeholders would increase to up to $2,901 million under our Proposal.[2]

Our estimate of the value of the Proposal Consideration provided by our Proposal is based on the following:

- A valuation date of February 28, 2025 (the "Valuation Date"), consistent with the Valuation Analysis in Exhibit C of the Disclosure Statement.
- Spirit projects 2026 EBITDAR of $1,041 million, according to the projections included in Exhibit B of the Disclosure Statement.
- The Plan includes a Plan Equity Value for Restructured Debt of $806 million. Assuming pro forma net debt of $5,937 million at the Valuation Date,[3] Spirit will have a Total Enterprise Value of $6,743 million, implying a Total Enterprise Value to 2026 EBITDAR multiple of 6.5x.
- Based on our present internal forecast, Frontier is projected to have EBITDAR of $1,835 in 2026, implying EBITDAR of $2,876 million for the combined business, excluding any synergies.

[1] Includes $350 million of the Equity Rights Offering.

[2] Assumes a minimum of $600m in synergies; Includes value to participants in the Equity Rights Offering.

[3] From the Valuation Analysis in Exhibit C of the Disclosure Statement.

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FRONTIER Frontier Airlines, Inc. 4545 Airport Way Denver. Colorado 80239 • • • Applying the same 6.5x multiple implied in the Plan to the combined company's projected 2026 EBITDAR would produce a Total Enterprise Value of$18,630 million. Frontier is projected to have net debt of$3,859 million at the Valuation Date based on our present internal projections. The combined business would have$9,356 million of net debt at the Valuation Date on that basis. With an estimated Total Enterprise Value of$18,630 million and a total net debt of$9,356 million for the combined business, the forecast Equity Value of the combined business would be$9,274 million. Based on our Proposal, Holders of the Senior Secured Notes, Convertible Notes, and Existing Interests would receive$1,762 million of that value in equity on the Effective Date. 4 We engaged a management consultant firm with expertise in commercial aviation who has indicated that, based on recent transactions and its experience in the industry, revenue synergies could be$500 million or more and cost synergies could be$1 00 million or more. Factoring an assumed$600 million of synergies into our Proposal would further increase the equity value to the Holders of the Senior Secured Notes, Convertible Notes, and Existing Interests to up to$2,501 million in the aggregate. 5 Confirmatory Due Diligence and Next Steps We expect that the finalization of definitive documentation and confirmatory due diligence will be completed expeditiously. This transaction is of significant interest to Frontier, and we are prepared to commit all the resources necessary to acquire Spirit. We are committed to moving quickly, including working proactively with regulators and other stakeholders in light of the benefits of this transaction and the current financial position of Spirit. Advisors Frontier has retained Citi gr oup Global Markets, Inc. as its financial advisor for this transaction and Latham & Watkins LLP as its legal counsel. Our advisors are ready, willing and able to coordinate with Spirit's advisors on the content of our Proposal and next steps. Other Our Proposal is submitted on the understanding that, except as and to the extent required by law, all information contained herein or related to the contents of this letter, including the terms of our Proposal, are confidential, and should not be disclosed to anyone other than(a) Spirit's officers and directors, and its legal and financial advisors, who need to know the information to evaluate our Proposal, and (ii) to counsel and advisors to the Consenting Stakeholders solely to the extent required by Section 6. 0l(i) of the Restructuring Support Agreement, in each case on a strictly confidential basis. Thjs letter is not intended to be, and is not, a binding contract between us or an offer by us capable of acceptance, and there will be no legally binding contract or agreement between Frontier and Spirit regarding a transaction unless and until a definitive agreement is executed and delivered. 4 Includes value to participants in the Equity Rights Offering. 5 Includes value to participants in the Equity Rights Offering. .... ____________ 3 FLY FRONTIER .COM , --

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239 FRONTIER Summary Our Proposal represents a compelling opportunity for your creditors and stockholders to receive a significant premium for their investment in Spirit, with greater value than the proposed transaction as described in the Plan. We firmly believe that our Proposal is in the best interests of your creditors and stockholders and that they will benefit from your cooperation with us to allow them to realize the benefits of our Proposal. We and our advisors are ready to engage with you immediately to reach agreement on the terms ofour transaction as soon as possible. We look forward to working together with you to achieve the optimal outcome for your creditors, stockholders, customers and Team Members, and are ready and available to discuss at your earliest convenience. W. A. Franke Chairman of the Board Barry Biffle Chief Executive Officer 4 ...... ೦ FLY FRONTIER .CO M .,,,,,,,.. -